UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ARROW INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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The following memo was sent to the employees of Arrow International, Inc. on May 9, 2007:
MEMORANDUM

DATE	May 9, 2007

TO	Arrow International, Inc. Employees

FROM	The Special Committee of the Board of Directors of Arrow International, Inc.

Today, Arrow announced that the Board of Directors has formed an independent Special Committee to explore and evaluate strategic alternatives aimed at enhancing shareholder value, which may include a sale of the Company to new owners. The Special Committee, which is chaired by Marlin Miller, Jr. and includes R. James Macaleer, Raymond Neag, John H. Broadbent and T. Jerome Holleran, has engaged Lazard Frères & Co LLC as its financial advisors and Dechert LLP as its legal counsel.
We expect that today’s announcement raises questions in your minds. We are still in the early stage of this process, and have not reached any decisions on what course of action we will pursue, and we may not pursue any sale or other transaction at this time. When we can, we will do our best to keep you informed of developments.
Because this news may affect Arrow’s stock price, you are required to follow the Code of Conduct and wait two full business days before trading in Arrow stock.
If, during this process, you receive inquiries from customers, the media, shareholders or any one else about the sale process, you should not comment on the process and should refer them to Fred Hirt. You should also inform your supervisor of any such inquiries.
We want you to know that we believe that Arrow is a terrific company with excellent products and talented, dedicated employees. Many of the Special Committee members are founders of the company and we are all proud of Arrow’s successes. Our goal is to have this review process be as minimally disruptive as possible, so that the Company will continue to operate as usual.
Any potential new owner, if there is one, will be interested in buying Arrow because of, among other things, Arrow’s excellent and deeply respected products, our growing business, and the people in our outstanding organization which has accomplished so much. A potential new owner will be interested in continuing to grow Arrow’s business and generating further growth in Arrow’s sales and profits. Our task is to remain focused on our customers and on the priorities we have identified for Arrow to help deliver solid financial and operational results for 2007.
Thank you for your continued hard work and dedication.
# # #

The following letter was sent to Richard T. Niner, a former director of Arrow International, Inc., on May 9, 2007:
Mr. Richard T. Niner
Wind River Partners, LLC
1110 Maple Way, Suite G
P.O. Box 6754
Jackson, WY 83002
May 9, 2007
Dear Mr. Niner:
The Board has received your letter dated May 4, 2007, and accepts your resignation.
As should now be clear to you, this Board will pursue a course that it believes is in the best interest of the majority of the Company’s shareholders, although we understand that some options the Company might pursue might not be aligned with what you consider the interests of the McNeil Trust (the “Trust”), of which you are one of two trustees. We believe the majority of shareholders, when they have the opportunity to consider a full range of options, will support our actions, and to the extent your interests are aligned with the majority of shareholders, we look forward to your support as well.
We understand your concern that, as a trustee of the Trust, the Trust and your close friend Mr. McNeil, who is 91, may have significant tax liabilities upon a sale of the Company. We agree that delaying a sale could provide the Trust a solution to that problem. However, while your refusal to consider any strategic alternatives at this time may be in the best interests of the Trust, not considering all alternatives is not in the best interests of the other shareholders.
For the past five years, the Board of Directors has worked with you to seek the best results for the Company. When you recommended your associate, Carl Anderson, to the Company as a Board member and then suggested he replace Marlin Miller, who was retiring as CEO, we supported your recommendation. When the Board later began to question the Company’s performance, marked by missed earnings again and again, you did not appear to be concerned.
In 2005, you suggested the removal of the Company’s classified board. You said this was “good governance” even though it increased a risk that a third party could acquire the company without the Board’s consent or a premium to the shareholders. We supported this proposal, unaware that the McNeil Trust would later attempt to expand its influence with the Company by proposing an alternative slate of directors.
After the board was de-classified, you sought to install the Trust’s other Trustee, Robert Cruickshank, on the Board. When the Board refused, you proposed a by-law amendment to remove any directors over the age of 72, again citing “good governance.” Conveniently, the first directors this would remove are founders of the Company who have questioned management’s performance, thereby replacing directors who have decades of experience in health care and the medical device industry with directors who appear to be close allies of the Trust and have no obvious experience in these areas.

Concerned about your intentions, the Board voted to oppose this proposal. Two days following notice of this opposition, the Trust informed Arrow that it intended to present its own slate of directors at the annual meeting, including your colleague Mr. Cruickshank. These steps raised questions with several Board members as to whether your true intent was gaining control of the Company without paying any control premium to the shareholders or acquiring any additional shares.
Your actions left the other Board members with a choice: sit back and let your attempts proceed, or act and seek advice on what other options existed. As we disclosed in a press release today, we chose to act. We asked Lazard Frères & Co LLC to conduct a check of the market to see if there was interest in the market for a possible transaction with the Company.
Your response to this action was disappointing. Rather than agree to listen to what Lazard had to say, you repeatedly took actions that had the effect of potentially stalling or derailing the process. You stated to the Board that none of the Trust’s, Mr. McNeil’s or your shares were for sale and that you and the Trust would oppose any sale of the Company, presumably regardless of whether a sale was in the best interest of the Company’s shareholders.
When that did not stop the Board’s action, Mr. Anderson stated that you told him to notify the Board that the Trust was considering making a proposal to acquire the Company. When the Board formed a special committee in response, you contended that you should be included. Having you on the Special Committee could prejudice other parties interested in pursuing a transaction or scare them off. This could prevent the Company from maximizing shareholder value.
We believe that Arrow is a terrific company with great potential. Arrow has excellent products and employees. We are committed to doing everything we can in the best interests of the Company’s shareholders and believe that the review of all alternatives is appropriate. We regret that the apparent pursuit of the Trust’s interests at the expense of the other shareholders has caused you to resign from the Board, but we are proud of the Company and the successful investment it has been for you and Mr. McNeil.
Sincerely,
/s/ R. James Macaleer
R. James Macaleer
Lead Director

INFORMATION REGARDING PARTICIPANTS
Arrow International, Inc. (the “Company”), its directors and certain of its officers and employees may be deemed to be participants in a solicitation of proxies in connection with the Company’s 2007 annual meeting of the stockholders. Each of the directors of the Company and each of the officers and employees of the Company who may be deemed to be participants in the solicitation are listed below, together with the number of equity securities of the Company beneficially owned by each of these persons as of May 4, 2007.

		Amount
Name	Title	Beneficially Owned
Marlin Miller, Jr	Director	3,992,607	(1)

Raymond Neag	Director	2,039,533	(2)

T. Jerome Holleran	Director	864,727	(3)

John H. Broadbent, Jr.	Director	557,420	(4)

Carl G. Anderson, Jr.	Chairman and Chief Executive Officer	493,298	(5)

Frederick J. Hirt	Senior Vice President of Finance and Chief Financial Officer	144,725	(6)

R. James Macaleer	Director	45,830	(7)

James T. Hatlan	Senior Vice President of Manufacturing	31,123	(8)

Carl W. Staples	Senior Vice President of Human Resources	23,828	(9)

John E. Gurski	Director	22,454	(10)

Anna M. Seal	Director	13,000	(11)

Kenneth E. Imler	Senior Vice President of Regulatory Affairs and Quality Assurance	4,121	(12)
(1)	Includes 2,000 shares owned by Mr. Miller’s wife, as to which Mr. Miller disclaims beneficial ownership. Also includes 9,000 shares issuable upon the exercise of vested options.
(2)	Includes 3,000 shares owned by Mr. Neag’s wife, as to which Mr. Neag disclaims beneficial ownership, and 2,015,533 shares held by the Raymond Neag Revocable Trust,

of which Mr. Neag is trustee with sole power to vote and dispose of the shares held in such trust. Also includes 21,000 shares issuable upon the exercise of vested options.
(3)	Includes 50,000 shares owned by Mr. Holleran’s wife, as to which Mr. Holleran disclaims beneficial ownership, and 597,130 shares owned by the Thomas Jerome Holleran Revocable Trust, of which Mr. Holleran is trustee with sole power to vote and dispose of the shares held by such trust. Also includes 15,000 shares issuable upon the exercise of vested options.
(4)	Includes 24,000 shares owned by Mr. Broadbent’s wife and 500 shares jointly owned by Mr. Broadbent’s wife and her adult son, as to which Mr. Broadbent disclaims beneficial ownership. Also includes 24,600 shares held by a charitable foundation, of which Mr. Broadbent is one of three trustees who have shared power to vote and dispose of the shares held by such foundation, and 20,000 shares held by The Dana L. Bunting and Robert L. Bunting Irrevocable Educational Trust, of which Mr. Broadbent is trustee with sole power to vote and dispose of the shares held in such trust. In addition, includes 21,000 shares issuable upon the exercise of vested options. Excludes 60,237 shares held by the John H. Broadbent, Jr. Charitable Remainder Unitrust, of which Mr. Broadbent was the grantor but has no power to vote or dispose of such shares, and as to which Mr. Broadbent disclaims beneficial ownership.
(5)	Includes 473,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 124,000 shares issuable upon the exercise of options which are not presently exercisable.
(6)	Includes 135,040 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 46,000 shares issuable upon the exercise of options which are not presently exercisable.
(7) Includes 21,000 shares issuable upon the exercise of vested options.
(8)	Includes 29,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 41,000 shares issuable upon the exercise of options which are not presently exercisable.
(9)	Includes 22,838 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 47,200 shares issuable upon the exercise of options which are not presently exercisable.
(10) Includes 18,000 shares issuable upon the exercise of vested options.
(11) Includes 13,000 shares issuable upon the exercise of vested options.
(12)	Includes 4,000 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 16,000 shares issuable upon the exercise of options which are not presently exercisable.
The Company will file a proxy statement in connection with its 2007 annual meeting of stockholders. Company stockholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at the

Company’s internet website at www.arrowintl.com or by writing to Arrow International, Inc., 2400 Bernville Road, Reading, Pennsylvania 19605.
The preceding discussion includes certain forward-looking statements. Such forward-looking statements are subject to a number of factors, including material risks, uncertainties and contingencies, which could cause actual results to differ materially from the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as amended, and the Company’s other reports and documents filed with the Securities and Exchange Commission.